Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS REPORTS
2009 SECOND QUARTER AND SIX-MONTH RESULTS
Company to hold Conference Call on August 13, 2009
NEW HAVEN, CT, August 11, 2009 – VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced financial results for the three-month and six-month periods ending June 30, 2009.
For the second quarter of 2009, the Company reported a net loss of $6.6 million, or $0.83 per share compared with a net loss of $7.9 million, or $1.06 per share, for the same 2008 period. Weighted-average common shares outstanding for the three months ended June 30, 2009 and June 30, 2008 were 8.0 million and 7.4 million, respectively.
For the six-month period, the net loss was $10.9 million, or $1.37 per share, compared with a net loss of $16.1 million, or $2.20 per share, for the same 2008 period. Weighted-average common shares outstanding for the six months ended June 30, 2009 and June 30, 2008 were 8.0 million and 7.3 million, respectively.
The Company will make a presentation on its lead oncology therapeutic Onrigin™ (laromustine) Injection to the Oncologic Drugs Advisory Committee (ODAC) of the U.S. Food and Drug Administration (FDA) on September 1, 2009. The ODAC reviews and evaluates data concerning the safety and effectiveness of marketed and investigational human drug products for use in the treatment of cancer and makes appropriate recommendations to the FDA. In February 2009, the Company submitted a New Drug Application (NDA) to the FDA for Onrigin™ as remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). In April 2009, the Company announced that the FDA had accepted the NDA for review and that it had been assigned an end user fee date of December 12, 2009 for a decision on approval by the FDA.
Alan Kessman, Chief Executive Officer, commented, “This is an exciting time for our Company. We are preparing for the ODAC meeting at the beginning of September and looking forward to presenting our data to the Committee in support of Onrigin™ for its use as a new therapeutic agent for elderly poor-risk AML patients.”
The Company reported ending the quarter with $26.1 million in cash and cash equivalents. Based on its current operating plan, management estimates that its existing cash and cash equivalents will be sufficient to fund operations through the second quarter of 2010. The Company’s current operating plan assumes that Onrigin™ will be approved by the FDA in the fourth quarter of 2009 and has limited funds available for commercialization. If Onrigin™ is approved, the Company will either have to partner with another pharmaceutical company or raise additional capital for the commercialization of Onrigin™.
Conference Call
The Company will hold a conference call at 8:30 a.m. Eastern Time on August 13, 2009 to discuss its operations and financial results.
To participate in the conference call, please dial (800) 901-5241 in the U.S. ((617) 786-2963 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 60356125.
An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at (888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 78450067. The replay will be available through August 27, 2009.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has an NDA under review with the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, including possible delays in the FDA’s review process beyond our expectation for approval in December 2009, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations or to enter into strategic partnership agreements, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008, “Risk Factors” in Vion’s Post-Effective Amendments on Form S-1 Registration Statement filed on March 23, 2009 and under Item 1A, “Risk Factors” in Vion’s Form 10-Q for the quarter ended March 31, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Technology license fee revenue	$5	$13	$10	$27

Operating expenses:
Clinical trials	1,590	2,953	2,611	5,807
Other research and development	1,536	2,013	3,516	4,272

Total research and development	3,126	4,966	6,127	10,079
Marketing, general and administrative	1,828	1,696	3,444	3,783

Total operating expenses	4,954	6,662	9,571	13,862

Loss from operations	(4,949)	(6,649)	(9,561)	(13,835)

Interest expense	(1,660)	(1,513)	(4,004)	(3,018)
Interest income	3	265	10	767
Other income (expense), net	(8)	(6)	2,644	(12)

Loss before income taxes	(6,614)	(7,903)	(10,911)	(16,098)

Income tax provision	—	—	—	—

Net loss	$(6,614)	$(7,903)	$(10,911)	$(16,098)

Basic and diluted loss per share	$(0.83)	$(1.06)	$(1.37)	$(2.20)

Weighted-average number of shares of common stock outstanding	7,974	7,440	7,959	7,307

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	Jun 30,	Dec 31,
(In thousands)	2009	2008
	(Unaudited)
Cash and cash equivalents	$26,146	$37,990
Total assets	27,222	39,474
Convertible senior notes	54,590	55,443
Total liabilities	61,616	62,858
Shareholders’ deficit	(34,394)	(23,384)

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